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Exhibit 99.1

July 16, 2002

Contacts

Financial/Investors
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

Media
Cary Walker (City National) 213-833-4715

FOR IMMEDIATE RELEASE

City National Corporation Reports Record Net Income of
$45.8 Million and EPS of $0.88 for 2002 Second Quarter

Second-Quarter Net Income Increases 16 Percent On A Comparable Basis

        LOS ANGELES—City National Corporation (NYSE: CYN), parent company of wholly owned City National Bank, today reported record net income of $45.8 million for the second quarter of 2002, compared with reported net income of $36.3 million for the second quarter of 2001 and $44.2 million for the first quarter of 2002. Net income per diluted common share was $0.88, compared with $0.74 reported for the second quarter of 2001 and $0.87 for the first quarter of 2002. Results for 2002 include the operations of Civic BanCorp ("Civic") from February 28, 2002, the date that the acquisition was completed, and the new accounting standards for goodwill ("New GAAP").

        For the first half of 2002, City National Corporation achieved record net income of $90.0 million, compared with reported net income of $69.9 million for the first half of 2001. For the first half of 2002, net income per diluted common share was $1.75, compared with $1.43 per share reported in the first half of 2001.

        The company's second-quarter 2002 net income of $45.8 million was up 16 percent from $39.6 million a year earlier, this latter amount having been adjusted to exclude the amortization of goodwill from the prior reported period to reflect New GAAP. As a result, net income per diluted common share of $0.88 rose 10 percent from $0.80 in the second quarter a year ago on a comparable basis.

        Net income for the first half of 2002 of $90.0 million was up 18 percent from $76.4 million for the first half of 2001, the latter amount adjusted to reflect New GAAP. Accordingly, net income per diluted common share was $1.75, an increase of 12 percent from $1.56 in the first half of 2001 on a comparable basis.

        Cash net income, which in 2002 excludes only the amortization of core deposit intangibles, was $47.0 million, or $0.90 per diluted common share in the second quarter of 2002, compared with $40.3 million, or $0.82 per share, in the second quarter of 2001, and $45.1 million, or $0.89 per share in the first quarter of 2002. For the first half of 2002, cash net income was $92.1 million, or $1.79 per diluted common share, compared with $77.8 million, or $1.59 per share for the first half of 2001.

        "City National continued to report record quarterly net income growth backed by solid increases in our loan portfolio and particularly strong growth in deposits," said Chief Executive Officer Russell Goldsmith. "In addition to completing the integration of Civic BanCorp and expanding our presence in the San Francisco Bay Area to about 10 percent of our assets in this quarter, we continued to attract new clients, control costs and build City National's capabilities as California's premier private and business bank."

        "We were able to post record results even while taking the prudent step of increasing our provision for credit losses, primarily to further reduce our declining exposure to syndicated media and telecommunication loans," Goldsmith added.

RETURN ON ASSETS/RETURN ON EQUITY

        The company's return on average assets for the second quarter of 2002 was 1.68 percent, compared with, on an adjusted basis, 1.74 percent for the second quarter of 2001 and 1.73 percent for the first quarter of 2002. The return on average shareholders' equity was 17.53 percent, compared with, on an adjusted basis, 19.90 percent for the prior-year second quarter and 18.97 percent for the first quarter of 2002. For the first half of 2002, the return on average assets was 1.71 percent, and the return on average shareholders' equity was 18.21 percent compared with, on an adjusted basis, 1.71 percent and 19.71 percent for the first half of 2001. The adjustment makes the 2001 data comparable with New GAAP. The lower return on average shareholders' equity in the current period compared with a year ago is due primarily to a higher level of shareholders' equity from increased unrealized securities gains, retained net income, the shares issued for the Civic acquisition and from the exercise of stock options.

        On a cash basis (which in 2002 excludes only the after-tax impact of nonqualifying core deposit intangibles from average assets and average shareholders' equity), the return on average assets was 1.76 percent and the return on average shareholders' equity was 23.05 percent for the second quarter of 2002, compared with 1.81 percent and 26.40 percent, respectively, for the second quarter of 2001 and 1.80 percent and 23.60 percent, respectively, for the first quarter of 2002. For the first half of 2002, the return on average assets was 1.78 percent and the return on average shareholders' equity was 23.23 percent, compared with 1.78 percent and 26.19 percent for the first half of 2001.

ASSETS

        Total average assets reached $10.9 billion for the second quarter of 2002, an increase of 20 percent over $9.1 billion for the second quarter of 2001 and 6 percent over the $10.3 billion in average assets for the first quarter of 2002. Total assets at June 30, 2002 were $11.0 billion, compared with $9.1 billion at June 30, 2001 and $11.2 billion at March 31, 2002.

        Total average interest-earning assets were $10.1 billion for the second quarter of 2002, an increase of 21 percent over the $8.3 billion in average interest-earning assets for the second quarter of 2001 and 6 percent over the $9.5 billion in average interest-earning assets for the first quarter of 2002.

LOANS

        Average loans for the second quarter of 2002 rose to $7.9 billion, an increase of 21 percent over the second quarter of 2001, reflecting the acquisition of Civic and continuing solid internally generated loan growth, albeit at a rate somewhat less than achieved in the first quarter of 2002. Compared with the prior-year quarter, commercial loans rose 20 percent to $3.7 billion from $3.1 billion. Residential first mortgage loans rose 28 percent to $1.7 billion from $1.3 billion. Real estate mortgage loans rose 12 percent to $1.8 billion from $1.6 billion and real estate construction loans rose 39 percent to $0.6 billion from $0.4 billion. Average loans increased 6 percent from the first quarter of 2002.

        Average loans for the first half of 2002 increased 18 percent to $7.7 billion from $6.5 billion for the same period last year. Commercial loans rose 14 percent to $3.6 billion from $3.1 billion. Residential first mortgage loans rose 27 percent to $1.7 billion from $1.3 billion. Real estate mortgage loans rose 13 percent to $1.8 billion from $1.6 billion and real estate construction loans rose 35 percent to $0.6 billion from $0.5 billion.

        Total loans at June 30, 2002 reached $7.9 billion, compared with $6.6 billion at June 30, 2001, and $7.8 billion at March 31, 2002, increases of 20 percent and 1 percent, respectively. During the quarter, the company decided to reduce its media and telecommunication exposure and identified for sale seven syndicated loans with individual commitment levels above $7.5 million. These loans totaled approximately $60.0 million in outstanding balances and were transferred to assets available-for-sale. As of June 30, 2002, following the transfer of these loans to available-for-sale, the company's media and telecommunication portfolio contains 23 loans with commitment and outstanding balances of $138.3 million and $94.8 million, respectively, or just slightly more than 1 percent of the loan portfolio. All but one of these loans are syndicated.

        Syndicated non-relationship loans were $47.5 million, less than 1 percent of the loan portfolio, at June 30, 2002, compared with $110.5 million at June 30, 2001 and $62.2 million at March 31, 2002. Five media and telecommunication loans with commitment and outstanding balances of $22.3 million and $12.9 million, respectively, as of June 30, 2002 are included among these non-relationship loans and in the total media and telecommunication loan portfolio discussed above.

        Management continues to expect that average loan growth for 2002 will be in the range of 11 percent to 15 percent.

DEPOSITS

        Average deposits during the second quarter of 2002 were $8.6 billion, an increase of 23 percent over the second quarter of 2001 and 8 percent over the first quarter of 2002. During the first half of 2002, average deposits increased 20 percent to $8.2 billion, compared with $6.9 billion for the first half of 2001.

        During the second quarter of 2002, average core deposits, which provide a stable source of low-cost funding, rose $1.7 billion to $7.2 billion, an increase of 31 percent over the $5.5 billion in the second quarter of 2001 and 10 percent higher than the $6.6 billion for the first quarter of 2002. Average core deposits represented 85 percent of the total average deposit base for the second quarter, up from 79 percent for the prior-year quarter and up from 83 percent for the first quarter of 2002. For the first half of 2002, average core deposits were $6.9 billion, up 30 percent from $5.3 billion for the first half of 2001. New clients, the acquisition of Civic, and a lower earnings credit on analyzed deposit accounts resulting from lower interest rates, contributed to the growth of deposits.

        Deposits totaled $8.8 billion at June 30, 2002, compared with $7.1 billion at June 30, 2001 and $8.7 billion at March 31, 2002, increases of 24 percent and 2 percent, respectively.

        Management has revised its forecast and currently expects average year-over-year deposit growth to be in the range of 14 percent to 16 percent for 2002.

NET INTEREST INCOME

        Fully taxable-equivalent net interest income for the second quarter of 2002 was $134.3 million, an increase of 24 percent over $108.4 million for the second quarter of 2001. Second-quarter net interest income was 7 percent higher than the $125.4 million recorded for the first quarter of 2002. Fully taxable-equivalent net interest income for the first half of 2002 was $259.7 million, an increase of 20 percent over $216.5 million for the first half of 2001. Interest income recovered on nonaccrual and charged-off loans included above was $0.6 million for the second quarter of 2002, compared with $0.6 million for the second quarter of 2001 and $0.4 million for the first quarter of 2002.

        As part of the company's asset liability management strategy, its "plain vanilla" interest rate swaps hedging loans, deposits and borrowings added $8.5 million to net interest income in the second quarter of 2002 compared with $3.1 million in the second quarter of 2001 and $7.9 million for the first quarter of 2002. This included $3.7 million, $1.5 million and $3.2 million for the second quarter of 2002 and 2001 and the first quarter of 2002, respectively, for interest rate swaps qualifying as fair value hedges. For the first half of 2002, interest rate swaps added $16.4 million to net interest income, compared with

$4.1 million for the first half of 2001. These amounts include $6.9 million and $2.4 million, respectively, for interest swaps qualifying as fair value hedges.

        The fully taxable-equivalent net interest margin for the second quarter of 2002 was 5.35 percent, compared with 5.23 percent for the second quarter of 2001 and 5.34 percent for the first quarter of 2002. The net interest margin for the first half of 2002 was 5.35 percent compared with 5.32 percent for the first half of 2001. The increases over the same periods last year are primarily due to this year's more stable interest rate environment. The Bank's prime rate was 4.75 percent as of June 30, 2002, compared with 6.75 percent a year earlier and 4.75 percent at March 31, 2002.

        Management has revised its forecast and currently expects the net interest margin for 2002 will be slightly higher than the net interest margin of 5.26 percent reported for 2001.

NONINTEREST INCOME

        Core noninterest income increased 18 percent to $37.2 million for the second quarter of 2002, compared with $31.5 million for the second quarter of 2001, and 11 percent over the $33.6 million for the first quarter of 2002. For the first half of 2002, core noninterest income increased 16 percent to $70.8 million compared with $61.0 million for the first half of 2001.

        Assets under administration at June 30, 2002 totaled $18.3 billion, including $6.9 billion under management, down slightly compared with $18.5 billion and $7.2 billion, respectively, at June 30, 2001, and $18.8 billion and $7.3 billion, respectively, at March 31, 2002. The quarter-over-quarter decrease in assets under management was attributable largely to a decline in money-market fund balances as some clients rebalanced asset allocations of portfolios, extended maturities from money-market accounts to achieve higher yields, or maintained funds as bank deposits to pay for services. Trust and investment fee revenues for the second quarter and first half of 2002 were higher compared with the prior-year periods, primarily due to transaction volume.

        Cash management and deposit transaction fees for the second quarter and first half of 2002 increased over the same periods last year as the result of strong growth in deposits, including those added by the Civic acquisition, higher sales of online cash management products, and reductions in the earnings credit on analyzed deposit accounts resulting from lower interest rates. Cash management and deposit transaction fees for the second quarter of 2002 were slightly lower than the first quarter due to the absence of prior-year annual fees recognized in the first quarter.

        Increases in international services and other income were partially attributable to additional entertainment and middle-market commercial international business and higher participating mortgage loan income.

        Gains on the sale of assets and the repurchase for debt and gains on the sale of securities for the second quarter of 2002 were $1.5 million. The total for the same period last year was $1.4 million, which included a $0.9 million gain on repurchase of debt. The first quarter of 2002 included $2.4 million in gains. During the second quarter of 2002, a $1.2 million gain was realized from the sale of a bank property. For the first half of 2002, $3.9 million in gains, including a $2.0 million gain on the sale of ORE during the first quarter, were realized compared with $3.2 million in gains for the first half of 2001.

        Noninterest income for both the second quarter and first half of 2002 was 23 percent of total revenues, compared with 24 percent and 23 percent, respectively, for the second quarter and first half of 2001.

        Management continues to expect growth in noninterest income to range from 7 percent to 10 percent for 2002. Last year, the acquisition of Reed, Conner & Birdwell accounted for approximately one-quarter of the 21 percent increase in noninterest income reported for the year. In addition, management expects that a more stable interest rate environment will contribute to a reduction in the growth rate of cash management and deposit transaction fees for the remainder of 2002.

NONINTEREST EXPENSE

        After excluding amortization of goodwill from prior year reported periods, noninterest expense of $83.0 million for the second quarter of 2002 was up 9 percent from $75.8 million for the second quarter of 2001 and 5 percent from $78.8 million for the first quarter of 2002. The increases were primarily the result of the company's growth, including the acquisition of Civic, and costs associated with additional colleagues. Noninterest expense for the first half of 2002 increased 8 percent to $161.7 million compared with $149.2 million for the first half of 2001 on a comparable basis.

        The company's cash efficiency ratio for the second quarter of 2002 improved to 46.76 percent from 52.60 percent for the second quarter of 2001 and 47.95 percent for the first quarter of 2002. The improvement over the prior year was driven by both increased revenues and the company's ongoing efforts to improve efficiency and productivity. For the first half of 2002, the cash efficiency ratio was 47.34 percent compared with 52.31 percent for the first half of 2001.

        Excluding the amortization of goodwill in 2001, management continues to anticipate that 2002 noninterest expense will increase 7 percent to 10 percent over the prior year, with the acquisition of Civic accounting for a significant amount of the increase.

INCOME TAXES

        The effective tax rate for the second quarter was 33.1 percent and 33.9 percent for the first half of 2002, compared with, as reported, 30.7 percent for the second quarter and 33.1 percent for the first half of 2001. The effective tax rate for the first quarter of 2002 was 34.8 percent. The higher effective tax rates in 2002 are partially due to the elimination of the tax benefit precipitated by the completion of the de-registration of the company's registered investment company, offset by the realization of a capital loss resulting from the issuance and subsequent sale of an additional series of preferred stock by the company's real estate investment trust subsidiary. Management continues to anticipate the company's effective tax rate for 2002 will fall within a range of 32 percent to 34 percent.

CREDIT QUALITY

        Net loan charge-offs were $16.0 million and $7.3 million for the second quarters of 2002 and 2001, respectively, and $7.0 million for the first quarter of 2002. For the first six months of 2002 and 2001, net loan charge-offs were $23.0 million and $15.6 million, respectively. As an annualized percentage of average loans, net charge-offs were 0.81 percent, 0.45 percent and 0.38 percent for the second quarters of 2002 and 2001 and the first quarter of 2002, respectively. Second-quarter loan charge-offs reflected $9.7 million for nine media and telecommunication syndicated loans, including the impact of the loans transferred to available-for-sale.

        Total nonperforming assets (nonaccrual loans and ORE) were $64.9 million, or 0.83 percent of total loans and ORE, at June 30, 2002, compared with $38.3 million, or 0.58 percent, at June 30, 2001 and $50.6 million, or 0.65 percent, at March 31, 2002 and do not contain any concentration of credits within a specific industry sector. Of the $14.3 million increase from March 31, 2002, $12.7 million related to 5 loans which are either fully collateralized or have been written down to their current estimated recoverable values. Three syndicated non-relationship loans on nonaccrual status totaled $6.4 million at June 30, 2002 and $6.5 million at March 31, 2002.

        The company recorded a provision for credit losses of $18.0 million and $29.0 million for the second quarter and first half of 2002, respectively, compared with $6.5 million and $14.0 million for the same periods in 2001. The provision for credit losses in the first quarter of 2002 was $11.0 million. The provision for credit losses this quarter primarily reflects the levels of net loan charge-offs and nonaccrual loans. Additional factors affecting the provision include management's ongoing assessment of the credit quality of the portfolio as well as its growth and the economic environment during this period.

        The allowance for credit losses at June 30, 2002 totaled $157.6 million, or 2.01 percent of outstanding loans. This compares with an allowance of $133.9 million, or 2.04 percent at June 30, 2001 and an allowance of $155.7 million, or 2.01 percent at March 31, 2002. The allowance for credit losses as a percentage of nonaccrual loans was 245 percent at June 30, 2002, compared with 361 percent at June 30, 2001 and 310 percent at March 31, 2002. Management believes the allowance for credit losses is adequate to cover risks in the portfolio, including any unfunded commitments at June 30, 2002.

        The provision for credit losses to be taken in 2002 will reflect management's assessment of the above factors, as well as changes in the economic environment during this period. Based on its current assessment, management anticipates that a provision for credit losses for all of 2002, including the amount required by its decision to reduce its media and telecommunication exposure could fall within the $40.0 million to $55.0 million range.

OUTLOOK

        Management continues to believe net income per diluted common share for 2002 will be approximately 8 percent to 11 percent higher than adjusted net income per diluted common share for 2001.

CAPITAL LEVELS

        Total risk-based capital and Tier 1 risk-based capital ratios at June 30, 2002 were 14.24 percent and 9.74 percent, compared with the minimum "well-capitalized" capital ratios of 10 percent and 6 percent, respectively. The company's Tier 1 leverage ratio of 7.44 percent exceeded the regulatory minimum of 4 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at March 31, 2002 were 13.55 percent, 9.05 percent and 7.31 percent, respectively. The total risk-based capital ratio benefited from the issuance of $2.8 million of Series B preferred stock in the second quarter by a subsidiary of the bank. The stock qualifies as Tier 1 capital.

STOCK REPURCHASE

        Under the October 26, 2000 stock buyback program of 1 million shares, 348,700 shares have been repurchased at an average price of $34.10 per share. There were no shares repurchased during the second quarter of 2002. The shares purchased under the buyback program have been reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were no treasury shares at June 30, 2002.

ABOUT CITY NATIONAL

        City National Corporation (NYSE: CYN) is a financial services company with $11 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business BankSM, City National provides banking, investment and trust services through 54 offices in 12 California counties. The company has approximately $18 billion in investment and trust assets under management or administration.

        This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) economic uncertainty created by unrest in other parts of the world, (2) economic uncertainty created by the military, diplomatic and humanitarian actions of the United States and allied nations in Afghanistan in response to terrorists acts on the United States, (3) the prospect of additional terrorist acts within the United States and the uncertain effect of these events on our national and regional economies, (4) changes in interest rates, (5) significant changes in banking laws or regulations, (6) increased competition in the company's market, (7) higher-than-expected credit losses, (8) the effect of acquisitions and integration of acquired businesses, and (9) unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Decreased capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

        For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-Q for the quarter-ended March 31, 2002, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the "Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

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Exhibit 99.1